Exhibit 99.2

News Release

FOR IMMEDIATE RELEASE

Contact:
Robert L. Johnson, Chairman & CEO	At Dresner Corporate Services
Curt Kollar, CFO	Steve Carr
706-645-1391	312-780-7211
bjohnson@charterbank.net or	scarr@dresnerco.com
ckollar@charterbank.net

CHARTER FINANCIAL DECLARES CASH DIVIDENDS
Special dividend of $0.25 per share
Quarterly dividend of $0.05 per share

West Point, Georgia, July 23, 2013 - Charter Financial Corporation (NASDAQ: CHFN) today announced that its board of directors has declared a special dividend of $0.25 per share in addition to its regular quarterly dividend of $0.05 per share. The special dividend is payable on September 6, 2013 to stockholders of record on August 15, 2013. The $0.05 regular quarterly cash dividend is payable on August 29, 2013, to stockholders of record as of August 15, 2013.
Robert L. Johnson, Chairman and Chief Executive Officer commented, “I am pleased to announce that as disclosed in the offering prospectus from our recently completed stock offering the company has sought and has received approval to pay a special dividend of $0.25 per share. In addition to the special dividend the board has declared a regular quarterly cash dividend of $0.05 per share.”
Charter Financial Corporation completed its conversion, reorganization and public offering on April 8, 2013. Charter Financial Corporation now has approximately 22,752,214 shares outstanding.
Charter Financial Corporation is a savings and loan holding company and the parent of CharterBank, a growing full-service community bank and a federal savings institution. CharterBank is headquartered in West Point, Georgia, and operates branches in central West Georgia, East Alabama and the Florida Gulf Coast. CharterBank's deposits are insured by the Federal Deposit Insurance Corporation. Investors may obtain additional information about Charter Financial Corporation and CharterBank on the internet at www.charterbk.com under About Us.

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